EX-10.8




[LOGO] COLGATE-PALMOLIVE COMPANY                         300 Park Avenue
         A Delaware Corporation                          New York, NY 10022-7499
                                                         Telephone 212-310-2000
                                                         Cable Address PALMOLIVE



                                             June 30, 1996

Mr. Robert Parkey
Executive Vice President
Anchor Advanced Products, Inc.
1307 Davis Street
Morristown, Tennessee

Dear Bob:

     We are pleased to enter into an agreement whereby Anchor Advanced Products, Inc., a Delaware corporation with its principal office at 1111 Northshore Drive, Knoxville, Tennessee 37919-4048 ("Anchor"), will supply finished toothbrushes to Colgate-Palmolive Company, a Delaware Corporation with its principal office at 300 Park Avenue, New York, New York 10022 ("Colgate"). This letter and its Exhibits will constitute our agreement (collectively, the "Agreement").

1. DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

     (a) "Components" - Any or all packaging materials, raw materials and work in process used in the manufacture of the Products.

     (b) "Contract Year" - July 1 through June 30 of any year of the Term.

     (c) "Finished Toothbrush" - a Toothbrush packaged in a blister, folding carton, cellophane overwrap and/or other primary and/or secondary container specified by Colgate.

     (d) "International" - All delivery locations which are not included in the definition of "US." International Products are differentiated by those sold in "Emerging" and "Existing" markets as such are defined by Colgate.

     (e) "Inventory" - The total quantity of Components purchased by Anchor for use in the manufacture of the Products.

[*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

     (f) [*]

     (g) "Products" - Finished Toothbrushes, as defined above, having stock numbers listed on Exhibits A, B, C, and D hereto, as modified from time to time by Colgate consistent with the terms of this Agreement.

     (h) "Toothbrush" - a Class I medical device for human oral care, comprised of a handle and bristled head.

     (i) "Unit" - one (1) Finished Toothbrush

     (j) "US" - The delivery locations of Colgate, its subsidiaries and affiliates, including Colgate Oral Pharmaceuticals, Inc., located in the United States, Canada or Puerto Rico.

2. TERM

     (a) The term of the Agreement will be for a period of three (3) years commencing with July 1, 1996 and ending with June 30, 1999 (the "Term") unless sooner terminated pursuant to the terms hereof.

     (b) This Agreement may be renewed by Colgate on the same terms and conditions as the Term for up to three (3) successive one (1)-year terms (the "First," "Second" and "Third Option Terms," respectively) upon notice to Anchor of at least sixty (60) days prior to the expiration of the Term or the preceding Option Term.

3. VOLUME

     (a) Estimated target volumes for the Term will be as follows:

          [*]

     (b) Colgate shall provide Anchor by the fifteenth day of each month during the Term with a monthly rolling forecast of the anticipated quantity of each stock number of Finished Toothbrushes Colgate intends to purchase for the following six-month period.



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



The quantities given for [*] of such six-month rolling forecast [*]. Quantities beyond [*] are for planning purposes only. Anchor and Colgate will mutually agree upon delivery dates.

     (c) Colgate will purchase from Anchor [*]. Any adjustments in estimated target volumes based upon Colgate's then current market shares for each Contract Year will be confirmed by June 15 of the prior Contract Year. Any variations in actual volume from the estimated target volumes above will result in an adjustment to Anchor, based upon its unabsorbed overhead, consistent with the schedule attached as Exhibit E. Variations in target volumes for Products not included on Exhibit E will be subject to the mutual agreement of the parties, taking into consideration the adjustments for volumes set forth on Exhibit E. The estimated target volumes above and the prices specified herein will apply to both US and International Products.

4. PRICES

     [*]



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



5. PAYMENT TERMS AND DELIVERY

     (a) Payment of invoices for US Products will be net 15 days after the last day of the previous month, based on the total Units of Products shipped, as entered by Anchor customer service into the Colgate SAP system, provided however, that payment terms for Colgate Canada will be net 30 days from date of invoice, until Colgate Canada implements the SAP system. Payment terms for International Products will be net 60 days from date of invoice.

     (b) Payment for all Products will be forwarded to the following lock box:

                    Anchor Advanced Products, Inc.
                    PO Box 3700-96
                    Boston, MA 02241-0796

     (c) Payment for Products made by wire transfer shall be sent in accordance with the following instructions:

                    ABA #011-000-390
                    Credit A/C #550-05283

     (d) Delivery of US Products shall be made via trucks in accordance with Colgate's orders for delivery, F.O.B. Morristown, Tennessee. Delivery of International Products will be F.O.B. Morristown, Tennessee. Colgate will have the right to designate a carrier. Risk of loss or damage shall remain with Anchor until delivery of Products to the carrier. Anchor will cooperate with Colgate in any claim for loss or damage in transit that Colgate makes against a carrier. Colgate will designate a carrier for International Products.

6. MATERIALS

     (a) Regarding suppliers currently providing Components for the Products, Colgate and Anchor will maintain existing cooperative sourcing initiatives, including but not limited to joint negotiations where appropriate, for all Components, except staple wire. In the event that Colgate and Anchor disagree on the acceptability of the purchase prices of such Components, the final decision on the selection of a supplier will be made by Colgate.

     (b) Colgate and Anchor will jointly approve all new suppliers and/or Components based upon consideration of relevant factors, including but not limited to total cost, service, quality, machinability and uniqueness of aesthetics or finished Product performance. The benefit of such changes will accrue in accordance with existing procedures. For example, any and all expenses incurred by Anchor to evaluate, test and qualify new suppliers/Products will be borne solely by Colgate, if the benefit is exclusively for Colgate. If the benefit accrues to Colgate and


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

Anchor, Anchor and Colgate will share any and all expenses equally. Anchor will not make any Components or supplier substitutions without prior written approval from Colgate. Anchor agrees to use reasonable efforts to evaluate and qualify new suppliers or Components recommended by Colgate.

     (c) [*]

     (d) Colgate and Anchor agree to work cooperatively to maintain the lowest feasible Inventory of Components. Anchor and Colgate will agree on a maximum Inventory level for each Component, using sixty (60) days as a guideline, which agreed upon inventory levels will not be exceeded without Colgate's prior written approval.

     (e) Colgate agrees to provide Anchor with written approval of mutually agreed upon minimum order quantities for Components. Such minimum order quantities shall in no event exceed mutually agreed upon maximum Inventory levels.

     (f) Colgate agrees to provide Anchor with not less than 90 days' written notice of any Product deletions, and not less than 60 days' notice of changes in Product specifications. Upon receipt of such notification, Anchor will take such steps as are reasonably necessary to avoid or limit Component or Product obsolescence due to Product deletions or changes in specifications. Anchor will notify Colgate in writing of the cost impact on the individual Component price and the unit price of the Product. Colgate will provide Anchor with written instructions no later than ten (10) days after receipt of such notification.

     (g) Colgate may, from time to time, notify Anchor of a decrease in volume forecasts which have been previously designated as firm. In such event, Anchor will use reasonable efforts to revise or cancel orders for Products or Components.

     (h) [*]


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


[*]

     (i) [*]

     (j) [*]

7. QUALITY

     (a) Quality standards and Product specifications for Finished Toothbrushes are incorporated herein by reference and are attached as Exhibit F.

     (b) Anchor continues to be committed to the goal of meeting Colgate's quality requirements, [*]. Starting January 1, 1997, Anchor agrees to use reasonable efforts to meet a goal of [*]. Anchor's reasonable efforts will include making reasonable capital expenditures, as Anchor determines, where the results justify the investment.

     (c) Anchor will comply with the quality standards and Product specifications set forth on Exhibit F. Anchor will also comply with the Product testing protocol set forth on Exhibit G, attached, commencing January 1, 1997. In addition, effective January l, 1997, Anchor will comply with the requirements of the Burke Statement on Endrounding, attached as Exhibit H. All changes to Exhibits F, G and H must be agreed upon by Colgate and Anchor. [*]

     (d) Colgate will review standards, specifications and procedures with Anchor during each Contract Year for the purpose of soliciting Anchor recommendations for changes which may improve the quality, performance and/or total cost of the Products, as well as support or improve Anchor operations.

     (e) Anchor agrees that its manufacturing facility is and at all times will be a registered Medical Device Establishment as required by the Federal Food, Drug and Cosmetics Act, as amended, with respect to the Products.

8. SAMPLES

Anchor will supply to Colgate, free of charge and shipped at Anchor's expense, a total of 200 cases of Products in each Contract Year, to be specified by Colgate as needed. For all additional cases of sample Products requested by Colgate but not entered into the SAP system by Anchor, Anchor will be provided with written, pre-approved authorizations, classified as EMO's (experimental manufacturing orders) or MSA's (miscellaneous sample authorizations). Anchor invoices for such samples will include the Product unit price, Product case price and shipping charges.

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



9. KEY PERFORMANCE INDICATORS ("KPIs")

[*]

10. INVESTMENT FUND

Colgate and Anchor will continue the Investment Fund in accordance with current procedures. Anchor's and Colgate's capital investments will be returned before savings are shared. Thereafter, Investment Fund savings from Colgate-initiated material specification changes (not resulting in permanent process changes) will be [*] Colgate's. All reasonable, actual expenses incurred by Anchor to evaluate, test, qualify and approve such material specification changes will be the responsibility of Colgate. Investment Fund savings resulting in permanent process changes will be shared by Colgate and Anchor equally.

11. EQUIPMENT MAINTENANCE

     (a) Colgate and Anchor acknowledge that the molds, bristling setups and related equipment used in the manufacture of the Products described in Exhibits A, B, C and D are the sole and exclusive property of Colgate (collectively the "Colgate Owned Equipment"). For the convenience of Anchor and at no further expense to Colgate, Anchor will have the right to locate the Colgate Owned Equipment at the premises of Anchor at 1307 Davis Street or 209 East DeSoto Drive, Morristown, Tennessee 37814. Except as provided in the preceding sentence, and except for the sole purpose of performing maintenance, none of the Colgate Owned


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



Equipment will be relocated by Anchor without the prior written approval of Colgate. It is understood that Colgate will have the right to remove the Colgate Owned Equipment from the premises of Anchor at any time, in its sole discretion, upon reasonable notice to Anchor, except if such removal will substantially impede Anchor's performance under this Agreement and Anchor so notifies Colgate. Upon such notification, Anchor and Colgate agree to develop and execute an equipment removal plan which will meet the objectives of Colgate and maintain Anchor's ability to satisfy Colgate's forecasted requirements or change such requirements of Anchor pursuant to this Agreement. Upon any such removal, Colgate will pay Anchor its reasonable, actual costs of disassembly and freight to a location of Colgate's choice. At its sole option, Colgate may within two
(2) years after the termination or expiration of this Agreement request that Anchor destroy the Colgate Owned Equipment and provide notification of such destruction. After such two (2) year period, if Colgate has not relocated the Colgate Owned Equipment, Colgate will be deemed to have abandoned the Colgate Owned Equipment.

     (b) The Colgate Owned Equipment will be maintained, and regular preventive maintenance will be performed, according to the Colgate Equipment Maintenance Protocol, which is attached as Exhibit I.

     (c) Anchor agrees to conduct day-to-day preventative and operational maintenance, so that all express conditions relating to preventative and operational maintenance required by manufacturers' written warranties, if any, given with the Colgate Owned Equipment are fulfilled so that such warranties will remain in effect for their stated term; provided that, Anchor has received a copy of such warranty and that any extraordinary maintenance will be provided by Anchor at Colgate's expense with Colgate's prior consent, which consent will not be unreasonably withheld or delayed. Anchor will bill Colgate monthly (payable net 30 days) for maintenance performed at Colgate's cost pursuant to this Paragraph 11 (c) .

     (d) Anchor acknowledges that the Equipment will be used solely for the benefit of Colgate to produce Products on behalf of Colgate.

     (e) Identification tags supplied by Colgate containing information relating to the ownership of the Colgate Owned Equipment will be affixed by Anchor. Such tags will not be removed by Anchor without prior written approval of Colgate.

     (f) Anchor agrees that it will not impair the right, title and interest of Colgate in and to the Colgate Owned Equipment, nor will it allow any lien or encumbrance to be levied upon the Colgate Owned Equipment. During the term of this Agreement, and until the Colgate Owned Equipment is removed upon Colgate's instruction or



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



abandoned, Colgate will carry and maintain at its cost all-risk property insurance covering the Colgate Owned Equipment at full replacement cost.

     (g) Colgate will have the right, at reasonable times during normal business hours and upon reasonable notice, to inspect the Colgate Owned Equipment to ensure that it is being maintained in accordance with Equipment Maintenance Protocol, and utilized in a manner consistent with the interests of Colgate.

     (h) Anchor will not alter or modify the Colgate Owned Equipment without the prior consent of Colgate. Any such alterations or modification will become the property of Colgate.

12. CONFIDENTIALITY AND SECURITY

     (a) Confidentiality.

          (i) Colgate and Anchor agree that each will not disclose to any third party other than its attorneys or agents or utilize for its own benefit or that of any third party, proprietary and confidential information obtained from the other party and designated in writing as confidential (including formulae, ingredients, marketing information, manufacturing processes, samples for testing and storage, records and charts) unless the parties subsequently enter into contractual arrangements providing for the use of such information. The term "confidential information" as used herein will include this Agreement, including all Exhibits, and all forecasts related hereto, provided that the provisions of this Paragraph 12(a) shall not apply to any information:

               (l) that is now public knowledge or which hereafter becomes public knowledge through no fault of the recipient thereof; or

               (2) that is properly provided to the recipient thereof without restriction by an independent third party; or

               (3) that the recipient can show was already lawfully in its possession at the time of receipt from the disclosing party hereto; or

               (4) that is developed by the recipient thereof in the course of work by employees of such party or related companies independent of the other party's confidential information; or



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



               (5) that is required to be disclosed by court order or by governmental subpoena or regulation, including, without limitation, regulations of the Securities and Exchange Commission; provided, however, that (A) the recipient shall give prompt written notice of such requirement to the disclosing party, (B) the recipient shall furnish only that portion of the confidential information which it is advised by counsel it is legally required to disclose (the recipient will consult with the disclosing party regarding the nature and wording of such disclosure but will not be bound by the opinion of the disclosing party), and (C) the recipient shall exercise its best efforts to obtain assurance that confidential treatment will be afforded such confidential information as is disclosed, except that in the case of a public offering, Anchor's obligation to obtain assurance of confidential treatment shall be limited to seeking such treatment as might be granted under Rule 406 of the Securities Act of 1933, as amended; or

               (6) that constitutes this Agreement and its Exhibits that is shown to a party or parties referred to in Section 18(c), below; provided that Anchor discloses to Colgate in writing (subject to a written agreement with terms reasonably acceptable to Colgate not to disclose such identities or use such information other than for its determination under this Paragraph 12(a)(i)(6)) at least two (2) business days prior to disclosure of such information to such party or parties the identity of such party or parties and Colgate does not inform Anchor within two (2) business days after receiving such notice that such party's or parties' business is materially or directly competitive with any of Colgate's businesses; and provided further that Anchor makes such disclosure subject to a confidentiality and non-disclosure agreement with such party or parties; or

               (7) that is a synopsis or redacted copy of this Agreement comprised of a description of or terms relating to: (a) the Term; (b) the Products; (c) the materials cost passthrough;
                    (d) the labor cost passthrough;



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



                    (e) the reduced volume impact provisions; (f) the shared savings provisions; (g) the alternative supplier provisions; and (h) the parties.

          (ii) The obligations of confidentiality and non-disclosure under this Paragraph 12(a) shall survive for three and one-half (3 1/2) years from the date of transmission of the confidential information or the termination of this Agreement, whichever is later.

         (iii) Any and all confidential information in tangible form passed to one party hereto hereunder shall, on request at the termination of this Agreement, be immediately returnable to the other party, but one copy of all such confidential information may be retained by the receiving party's attorneys to provide a record of disclosure hereunder.

          (iv) Each party hereto shall restrict access to the disclosed confidential information to the minimum number of its employees and agents reasonably necessary for proper evaluation and/or use thereof in the performance of this Agreement.

     (b) Security.

          (i) As may be requested by Colgate in writing, production and storage areas for Colgate Products designated by Colgate as "New Products" or "Classified" will be secured by Anchor by physical segregation by screening or other similar methods, as approved by Colgate. Security arrangements will be designated by Anchor, subject to prior written approval by Colgate not to be unreasonably withheld. Colgate will reimburse Anchor for the actual cost of implementing new approved security methods and arrangements upon the submission of documentation to Colgate.

          (ii) Anchor operating personnel will be trained in confidential procedures reasonably approved by Colgate and access by Anchor personnel will be restricted to operating personnel dedicated to working on Colgate production and to appropriate Anchor management personnel.



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13. REJECTION AND RETURN

Colgate will have the right to inspect the Product within thirty days after delivery to determine whether it conforms to the specifications. If any of the Products supplied hereunder (i) do not conform to the specifications, or (ii) are defective in material or workmanship ("Defective Products"), then Colgate will notify Anchor within thirty (30) days after delivery, and, if deemed by Colgate to be rejectable hereunder, return them to Anchor, at Anchor's expense, and as the exclusive remedy for such non-conforming Products receive either a credit or refund of the purchase price paid, or replacement products, all in accordance with Colgate's direction set forth in the foregoing notice, provided that Anchor is able to verify the Defective Products.

14. [*]

15. INDEMNIFICATION

     (a) Anchor agrees to indemnify and hold Colgate, its subsidiaries and affiliates, officers, directors, employees and agents harmless from and against any and all losses, liabilities, damages, actions or claims (including, without limitation, amounts paid in settlement and reasonable costs of investigation and reasonable attorneys' fees, resulting from third-party claims for (i) a breach of its representations under Paragraph 19, below, (ii) bodily injury and property damage arising out of or resulting from the failure of the Products to meet the specifications, including the cost of any Product recall because of such failure, determined to be necessary by Colgate in its sole reasonable judgment in accordance with customary commercial practices, (iii) loss, injury or damage incurred by third parties or by Colgate personnel or damage to such persons' property while on the premises of Anchor, (iv) any act or omission by Anchor with respect to the Product, (v) any claim that the Products, or the use or sale of Products, as delivered to Colgate, infringes any patents or other proprietary rights of a third party, including without limitation, trade secrets, trademarks and copyrights, and (vi) breach of its representations under Paragraph l9, below. It is understood that



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



such indemnification by Anchor applies only if any such claim(s) does not arise out of Colgate's act, omission or wrongful conduct or Anchor's compliance with Colgate specifications or requirements in connection with Products or their manufacture.

     (b) Colgate agrees to indemnify and hold Anchor, its subsidiaries and affiliates, officers, directors, employees and agents harmless from and against any and all losses, liabilities, damages, actions or claims (including, without limitation, amounts paid in settlement and reasonable costs of investigation and reasonable attorneys' fees, resulting from third-party claims for (i) damage to property or person which may be asserted against Colgate or Anchor due to specifications, including, without limitation, graphics, provided by, or requirements of Colgate, (ii) trademark and patent infringement or infringement of other intellectual property of others by specifications provided by or requirements of Colgate, (iii) matters in connection with a warranty made or given by Colgate to a third party; and (iv) breach of its representations under Paragraph 19, below.

     (c) The party seeking indemnification ("Indemnitee") shall notify the indemnifying party ("Indemnitor") within ten (10) business days of receipt of a claim, demand, suit or action. The Indemnitor shall have the right to provide counsel of its own choosing and the Indemnitee shall cooperate in providing any information and assistance reasonably required in defending against the claim(s). The Indemnitor shall have the sole right and discretion to settle, compromise, or otherwise dispose of the claim; provided, however, that, at its own expense, the Indemnitee shall have the right to participate in, but not control, the defense against the claim and all negotiations for settlement, compromise, or other disposal of the claim, provided, however, that neither party shall agree to any settlement of a claim without the consent of the other party, which consent shall not be unreasonably withheld, and any such settlement shall contain an unconditional release of the Indemnitee.

     (d) Except as expressly provided in Paragraphs 15(a) and (b), above, in no event will Colgate or Anchor be liable to the other for indirect, special, incidental, punitive or consequential damages or loss of savings or profits, under any legal theory, absent a finding of willful misconduct. This limitation cannot be waived or amended by any person, except pursuant to Paragraph 22(a), below, and will be effective even if Colgate, Anchor or either of their respective representatives has been advised of, or might have anticipated, the possibility of such damages.



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16. INSURANCE

Anchor will, for the Term of this Agreement and any Option Term, have in full force and effect at its expense comprehensive general liability insurance including product liability/completed operations, contractual liability and property damage, naming Colgate as an additional insured thereon (other than with respect to Anchor's property), said insurance policies having minimum limits of not less than five million dollars (55,000,000) and all risk property insurance covering the full value of Anchor's building, machinery, equipment and work-in-process. Anchor will additionally, for the Term of this Agreement, carry and maintain in full force and effect workers' compensation insurance to the statutory limits required by the State of Tennessee and employers' liability, insurance in limits not less than one million dollars ($1,000,000). Anchor will furnish Colgate with certificates of said comprehensive general liability, products liability, contractual liability and property damage insurance naming Colgate as an additional insured thereon as herein provided, and will provide to Colgate thirty (30) days' notice prior to written notice of cancellation or material changes in said insurance policies.

17. ACCOUNTING AND ADMINISTRATION

Anchor will be provided with written approval, which includes but is not limited to approval by e-mail, prior to commitment of funds for any and all items to be invoiced to Colgate (other than Products as defined in this Agreement). All invoices for artwork and/or artwork related changes will be submitted no later than forty-five (45) days after work has been completed and will be accompanied by copies of supplier invoices. All invoices for other Anchor services will include copies of the Colgate spending authorizations and substantiation of services rendered. Anchor will provide, no later than 15 days after the end of every calendar quarter, a report on total number of Units of Products (excluding samples) supplied to Colgate.

18. TERMINATION UPON CERTAIN EVENTS

     (a) This Agreement may be terminated by Colgate or Anchor immediately upon written notice to the other if one or more of the following events occurs:

          (i) The other party ceases operations or there in instituted against it as debtor any proceeding (voluntary or involuntary) in bankruptcy or for dissolution, liquidation, reorganization, arrangement or the appointment of a receiver, trustee or judicial administrator (or the equivalent thereof), or any other proceeding for the relief of debtors, if, in the case of an involuntary proceeding, the same will not have been dismissed, stayed or bonded within ninety (90) days after its institution;



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



          (ii) The other party makes an assignment for the benefit of, or arrangement with, its creditors or admits in writing its inability to pay its debts as they become due;

         (iii) If the other party commits a material default in any of the material terms or obligations of this Agreement (which will not include failure of Anchor to meet specifications) the non-defaulting party shall give the defaulting party notice specifying with particularity the default and the circumstances surrounding the default. If the defaulting party shall fail to cure, or, other than with respect to a default in the timely payment of the purchase price for Products, to take substantial steps toward curing and diligently proceed to cure the noticed default within twenty (20) days after receipt of such notice (ten
               (10) business days if such default is for the nonpayment of the purchase price of Products) or, in any event, if the defaulting party fails to cure such default, other than with respect to a default in the timely payment of the purchase price for Products, within sixty (60) days after such notice, the non-defaulting party shall have the right to terminate this Agreement by giving the defaulting party further notice at least ten (10) days prior to the effective date of termination set forth in such further notice.

          (iv) The other party purports to assign its rights and obligations hereunder in violation of Paragraph 21 hereof.

     (b) [*]



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



[*]

     (c) Upon receiving actual notice of any change or contemplated change in the beneficial ownership of more than twenty-five (25%) percent of Anchor's outstanding voting shares, or prior to undertaking a sale of all or substantially all of its assets (other than changes in ownership resulting from transfers of such capital stock, or sale of such assets, to, between or among shareholders of Anchor who are shareholders on the date hereof, or to, between or among shareholders of Anchor who are shareholders on the date hereof, or to, between or among persons controlled by, controlling or under common control with such shareholders), Anchor will promptly notify Colgate in writing of the identity of the party or parties or potential party or parties to, and other relevant particulars of, such change of ownership or sale or contemplated change or sale, as the case may be (subject to a written agreement with terms reasonably acceptable to Colgate not to disclose such identities or use such information other than for its determination under this Paragraph 18(c)). If such change of ownership or sale is made or contemplated to be made to a party or parties whose business is materially or directly competitive with any of Colgate's businesses, Colgate must give notice within fifteen (15) business days after it receives the notice from Anchor if Colgate determines that it will exercise its right, hereby given, to terminate this Agreement prospectively not less than ninety (90) days nor more than one hundred eighty (180) days after the date such change is effected to such party or parties identified by Colgate as being a material or direct competitor. A public offering of Anchor capital stock will not be cause of notice by Anchor and will not give rise to any right of Colgate under this Section 18(c).

     (d) Termination of this Agreement as provided above will not relieve either party of any obligation accruing prior to the effective date of such termination.



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



     (e) Colgate's or Anchor's failure to terminate under a provision of Paragraph 18 of this Agreement will not be deemed a waiver of its respective rights to terminate in respect thereof or otherwise limit its respective rights to enforce the obligations of the other party.

19. REPRESENTATIONS

     (a) Anchor and Colgate each represents and warrants as follows:

          (i) No Conflict. Neither this Agreement nor compliance with the Agreement's terms and provisions will (i) violate any United States law, statute, rule or regulation, or any order of any court or governmental instrumentality, (ii) conflict with, result in any breach of, constitute a default under, or result in any lien upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, license, franchise, permit, agreement, patent or other instrument to which it is a party or by which any of its property or assets is subject, or
               (iii) violate its Certificate of Incorporation or By-Laws.

          (ii) Approval. Except as expressly required by this Agreement, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, or any other person or entity, is required to authorize, or is required in connection with (i) the execution, delivery and performance by it of this Agreement or (ii) the legality, validity, binding effect or enforceability against it of this Agreement.

          (iii) Legal Compliance. It will comply with all federal, state and local laws, including, without limitation, the Food, Drug and Cosmetics Act (the "Act"), rules, executive orders and regulations applicable to the performance of its obligations under this Agreement, including, without limitation, the regulations of the Food and Drug Administration applicable to Products. The parties acknowledge that the Act requires that no Product is or will be at the time of delivery adulterated or misbranded within the meaning of the Act.

     (b) Title. Anchor represents and warrants that it will convey good title to the Products delivered under this Agreement free from, and clear of, any liens or encumbrances at point of delivery, subject to full payment for such Products.

     (c) Colgate's exclusive remedies for breach of Anchor's warranties and representations in Paragraph 19 with respect to Products shall be as set forth in Paragraph 13, above, and with respect to third parties, in Paragraph 15(a), above. Anchor's representations and warranties given in this Agreement are given only to Colgate and Anchor shall have no obligation for any warranty given by Colgate with respect to Products. In no event shall Anchor be liable for the Device Master Record to the extent that Colgate is responsible for the design, specification or development of Products or for good manufacturing practices to the extent that they are subject to the direction or control of Colgate.

20. FORCE MAJEURE

     (a) Except with respect to the obligation to pay money to a party hereunder, neither party will be liable for delay or failure in the performance of this Agreement if such delay or failure arises solely from any one or more of the following matters: (i) fires, floods, explosions or other catastrophes; (ii) strikes; (iii) freight embargoes; or (iv) any other similar causes, beyond the reasonable control of the party concerned; provided that the party claiming the benefit of this Paragraph 20 gives notice and reasonably full particulars of such reason to the other party promptly after occurrence of the event relied upon, and exercises reasonable and persistent diligence to cure such cause and resume performance. The time for performance by such party shall be so excused only for as long as is necessary, but not in any event for a period exceeding three (3) months. After three (3) months, the other party may at any time thereafter, provided such performance is still excused, terminate this Agreement immediately upon written notice to the excused party without further liability hereunder. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that the requirement that any reason shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to demands when such course is inadvisable in the discretion of the party having the difficulty. When the event operating to excuse performance by either party shall cease, this Agreement shall continue in full force and effect until its expiration or earlier termination as provided herein.

     (b) In the event of a force majeure, Colgate and Anchor agree to communicate and cooperate in seeking to avoid or minimize potential interruption of supply and jointly to develop mutually acceptable contingency plans in the spirit of this Agreement.

     (c) In the event of a force majeure resulting in a partial inability of Anchor to supply Products to its customers, including supplying the Product to Colgate, Anchor shall fairly allocate supplies of the Products to Colgate in proportion to the percent of Colgate business relative to Anchor's total toothbrush business in a manner not inconsistent with that afforded its best customers.

21. ASSIGNABILITY

This Agreement is personal to the parties and may not be assigned or transferred by either party without prior written agreement of the other party; provided, however, that either party may upon notice assign or transfer the Agreement in part or in total to any of its subsidiaries or affiliated companies, provided that the parties, their successors and permitted assignees hereto will remain liable for performance of all terms and conditions of this Agreement. A transfer of the capital stock or substantially all of the assets of Anchor or a public offering and resulting sale of stock shall not be deemed a transfer or assignment by Anchor for purposes of this Section 21, however, Colgate will have the right to terminate this Agreement as set forth in Section 18(c) above

22. MISCELLANEOUS

     (a) Amendments. This Agreement may be amended or modified only by a written instrument executed by each party hereto expressly stating that it is an amendment to the terms of this Agreement. Without limiting the generality of the foregoing, all sales and purchases of Products contemplated by this Agreement shall be made solely pursuant to the terms of this Agreement without consideration of any different or additional terms of any purchase order or sales acknowledgment or other form of either party and any such additional or different terms are hereby objected to.

     (b) Right to Names. Nothing contained in this Agreement will be construed as conferring any right to use in advertising, public or other promotional activities any name, trade name, trademark or other designation (including any contraction, abbreviation or simulation of any of the foregoing), or, except as otherwise specifically provided herein patents or other patent rights of either party to the other.

     (c) Counterparts and Headlines. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same agreement. The headings of sections and paragraphs of this Agreement have been inserted for convenience only, and do not constitute or modify any of the terms or provisions hereof.

     (d) Severability. If any provision(s) of this Agreement is held to be invalid, the validity of the remaining provisions will not be affected.

     (e) Independent Contractors. The status of each of the parties under this Agreement will be that of independent contractor. Neither party will have the right to enter into any agreements on behalf of the other nor will it represent to any person, firm or corporation that it has such right or authority.

23. Arbitration. (a) Subject to sub-paragraphs (b) and (c) below, any controversy or claim arising out of or relating to the Agreement or the breach, termination or invalidity thereof (except as to disputes with respect to indebtedness arising out of the sale of Products), will be settled by arbitration before three (3) arbitrators in accordance with the rules of the American Arbitration Association ("AAA") then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select the third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. At least one of the arbitrators selected will be an attorney actively engaged in the practice of law for at least ten (10) years and familiar with procurement agreements. Any such arbitration will be conducted in New York, N.Y. The arbitrators shall apply New York law, regardless of its choice of law principles. The reasonable expenses of the arbitration shall be borne equally by the parties. Each party shall bear the cost of its counsel and other experts.

     (b) The arbitrators will have no authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

     (c) Either party, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the arbitration proceedings. Arbitration will not be required for actions for recovery of specific property.

     (d) Neither party nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of both parties.

     (e) Prior to initiation of arbitration or any other form of legal or equitable proceeding, the aggrieved party will give the other party written notice in accordance with Section 24. describing the claim and amount as to which it intends to initiate action.

24. Notices

Any communication to be given pursuant to this Agreement will be presumed to have been made when delivered to the addressee in person, or, if mailed, when deposited in the mail, by first class, registered or certified mail, return receipt requested and postage prepaid, or, if faxed, when faxed by means confirming receipt addressed as follows:

     If to Anchor:             Anchor Advanced Products, Inc.
                               1111 Northshore Drive
                               Knoxville, Tennessee 37919
                               Fax (423) 450-5379

     with a copy to:           Piliero Goldstein Jenkins & Hall
                               292 Madison Avenue
                               New York, New York 10017
                               Attn: Edward J. Goldstein, Esq.
                               Fax (212) 685-2028

If to Colgate, to the following address, to the attention of Director-Materials
Sourcing:

                               Colgate-Palmolive Company
                               300 Park Avenue
                               New York, N.Y. 10023
                               Fax (212) 310-2923

     with a copy to:           Beth McQuillan, Division General Counsel,
                                 Colgate US
                               Colgate-Palmolive Company
                               300 Park Avenue
                               New York, N.Y. 10023
                               Fax (212) 310-3274

25. GOVERNING LAW

This Agreement will be interpreted in accordance with the laws of the State of New York as applied to contracts to be performed entirely in the State of New York.

26. ENTIRE AGREEMENT

The Exhibits to this Agreement are an integral part hereof and are hereby incorporated by reference. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and THERE ARE NO AGREEMENTS, UNDERSTANDINGS, REPRESENTATIVES OR WARRANTIES (INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. This Agreement supersedes all previous communications, representations, understandings and agreements.

Please sign below to indicate your acceptance of this Agreement together with its Exhibits.

                                             COLGATE-PALMOLIVE COMPANY

                                             By /s/
                                                -----------------------
                                             Date 7/12/96
                                                  ---------------------

ANCHOR ADVANCED PRODUCTS, INC.

By /s/Robert T. Parkey
  ---------------------
Name  Robert T. Parkey
      -----------------
Tit1e Exec. Vice Pres.
      -----------------
Date  7/10/96
      -----------------


[*] Exhibits A (57 pages), B (39 pages), C (20 pages), D (42 pages), E (1 page), F (30 pages), G (2 pages), H (1 page) & I (1 page) have been omitted in their entirety.